Exhibit 99.1

March 9, 2026

Alexander’s to Sell Rego Park I for Net Proceeds of $202 Million
PARAMUS, NEW JERSEY..........Alexander’s, Inc. (NYSE: ALX) announced today that it has entered into an agreement to sell its Rego Park I property to Northwell Health, Inc. The gross purchase price is $235.5 million and the net proceeds will be $202 million. The property is unencumbered.

The property is located at the intersection of Queens Boulevard and Junction Boulevard, adjacent to the Long Island Expressway, in Queens, New York. The Rego Park I property is comprised of a vacant, three-story, 338,000 gross leasable square foot structure built in 1959 and a 1,236 space parking garage, located on 5.9 acres. Alexander’s recently vacated the property by relocating tenants to its adjacent Rego Park II shopping center.

The financial statement gain will be approximately $147 million and the tax gain will be approximately $145 million, of which $48 million was recognized in 2025 and approximately $97 million will be recognized in 2026.

The sale is subject to customary closing conditions and is expected to close by the third quarter of 2026.

Alexander’s, Inc. is a real estate investment trust that has five properties in New York City.

CONTACT:
GARY HANSEN
(201) 587-8541
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. There can be no assurance that the actual results of such forward-looking statements, including but not limited to, the consummation of the proposed sale transaction pursuant to the agreement or those pertaining to expectations regarding the Company’s financial performance, expectations as to the likelihood and timing of closing of the agreement, and the anticipated use of proceeds, will not differ materially from those reflected in such forward-looking statements. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. Currently, some of the factors are the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement; the inability to complete the proposed sale due to the failure to satisfy the conditions to the agreement; the effect of the announcement of the proposed sale on the Company’s operating results and business generally, and changes in the global, national, regional and local economies and financial markets and the real estate market in general. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2025. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.